Exhibit 107

Calculation of Filing Fee Table

FORM S-3

(Form Type)

NANO NUCLEAR ENERGY INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be paid	Equity	Common Stock	Rule 457(o)	(1)		(1)		(1)		-	-
Fees to be paid	Equity	Preferred Stock	Rule 457(o)	(1)		(1)		(1)		-	-
Fees to be paid	Other	Purchase Contracts	Rule 457(o)	(1)		(1)		(1)		-	-
Fees to be paid	Other	Warrants	Rule 457(o)	(1)		(1)		(1)		-	-
Fees to be paid	Other	Subscription Rights	Rule 457(o)	(1)		(1)		(1)		-	-
Fees to be paid	Other	Depositary Shares	Rule 457(o)	(1)		(1)		(1)		-	-
Fees to be paid	Debt	Debt Securities	Rule 457(o)	(1)		(1)		(1)		-	-
Fees to be paid	Other	Units	Rule 457(o)	(1)		(1)		(1)		-	-

Fees to be Paid	Universal Shelf	-	Rule 457(o)	$280,000,000	(1)	(1)		$280,000,000	(1)	$0.0001381	$38,668
Fees to be paid	Equity	Common Stock	457(c)	8,490,767		$47.45	(2)	$402,886,895		$0.0001381	$55,638.69
Fees Previously Paid	Universal Shelf	-	Rule 457(o)	$620,000,000	(1)	(1)		$620,000,000	(1)	$0.0001531	$94,922
	Total Offering Amounts							$1,302,886,895			$189,228.69
	Total Fees Previously Paid										94,922
	Total Fee Offsets										$-
	Net Fee Due										$94,306.69

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). There are being registered under this Registration Statement such indeterminate number of common stock, preferred stock, purchase contracts, warrants, subscription rights, depositary shares, debt securities, units, and a combination of such securities, separately or as units, as may be sold by the Registrant from time to time, which collectively shall have an aggregate offering price not to exceed $900,000,000. The securities registered hereunder also include such indeterminate number of each class of identified securities as may be issued upon conversion, exercise, redemption or exchange of any other securities that provide for such conversion into, exercise for, redemption of or exchange into such securities. Separate consideration may or may not be received for securities that are issuable on exercise, conversion, redemption or exchange of other securities. In addition, pursuant to Rule 416 under the Securities Act, there is also being registered hereby such indeterminate number of additional shares of the Registrant’s common stock, par value $0.0001 per share, in connection with any stock dividend, stock split, stock distribution, recapitalization or other similar transactions effected without receipt of consideration that increase the number of outstanding shares of common stock. The proposed offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this Registration Statement.
(2)	With respect to the shares of common stock offered by the selling stockholders pursuant to the Selling Stockholder Prospectus, the proposed maximum offering price is estimated at $47.45 per share, the average of the high and low prices as reported on The Nasdaq Capital Market on October 20, 2024, for the purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.